Exhibit 99.1

XenoPort Reports Fourth Quarter and Year-End 2008 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--February 12, 2009--XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the fourth quarter and year ended December 31, 2008. Revenues for the quarter were $10.6 million, compared to $25.8 million for the same period in 2007. Net loss for the fourth quarter was $18.7 million, compared to net income of $2.5 million for the same period in 2007. At December 31, 2008, XenoPort had cash and cash equivalents and short-term investments of $152.8 million.

XenoPort Business Updates

XenoPort made significant progress in advancing its clinical development programs and meeting its business objectives since the beginning of the fourth quarter of 2008, including the following:

  Announced that GlaxoSmithKline, or GSK, re-submitted a new drug application, or NDA, with the U.S. Food and Drug Administration, or FDA, for XP13512 (known as Solzira™ (gabapentin enacarbil) Extended Release Tablets in the United States) as a potential treatment for moderate-to-severe primary restless legs syndrome, or RLS, on January 9, 2009.
  Reported that GSK completed enrollment in a U.S.-based Phase 2 clinical trial of Solzira in patients with painful diabetic neuropathy, or PDN.
  Reported that GSK initiated a Phase 3b polysomnography clinical trial with the objective of exploring further the potential sleep benefits of Solzira in RLS patients.
  Reported that a Phase 2 clinical trial of XP13512 in Japanese subjects with PDN conducted by Astellas Pharma Inc. was terminated based on the results of a planned interim analysis. An independent data monitoring committee determined that continuation of the study was not likely to demonstrate a statistically significant advantage of XP13512 over placebo on the primary endpoint of the study. There were no safety concerns identified in the interim analysis. Astellas and XenoPort plan to evaluate all available data prior to determining the future development strategy for XP13512 in PDN patients in Japan.
  Reported that Astellas completed enrollment of its Phase 2 clinical trial of XP13512 in RLS patients in Japan.
  Published data from the PIVOT RLS I (Patient Improvements in Vital Outcomes following Treatment for RLS) clinical trial of Solzira in the February 3, 2009 edition of Neurology. In addition, new data from the PIVOT RLS I clinical trial was presented at the International Conference on Mechanisms and Treatment of Neuropathic Pain demonstrating that Solzira treatment reduced pain associated with RLS symptoms.
  Reported preliminary top-line results from a four-week Phase 2 clinical trial that evaluated the ability of XP19986 (arbaclofen placarbil) to reduce symptoms experienced by patients with gastroesophageal reflux disease, or GERD. The primary analysis of this trial, which included GERD patients who had been treated with proton pump inhibitors (PPIs) previously (PPI Experienced) as well as patients who had not been treated with PPIs previously, did not reach statistical significance. In pre-specified secondary analyses of the PPI Experienced patients, XP19986 showed improvement over placebo in several measures of symptom relief. XP19986 was generally well tolerated at all dose levels. XenoPort plans to commence a Phase 2 clinical trial in which XP19986 is added to PPI treatment for PPI Experienced patients in the second half of this year.
  Announced today the completion of enrollment in a U.S.-based Phase 2 clinical trial of XP19986 in spinal cord injury patients with spasticity. XenoPort expects to announce top-line results from this clinical trial by mid-year.
  Initiated a Phase 2 clinical trial of XP19986 in patients with acute back spasms of neuromuscular origin. The primary objective of this trial is to evaluate the safety and tolerability of XP19986. The first subject was enrolled in this trial in December 2008.
  Received the second up-front payment of $6.0 million from Xanodyne Pharmaceuticals, Inc. under the terms of the license agreement that grants Xanodyne exclusive U.S. rights to develop and commercialize XP21510, which is XenoPort’s Transported Prodrug of tranexamic acid.
  Received net proceeds of $39.7 million in a registered direct financing.

XP21279 Phase 1 Clinical Trial Results

Additionally, XenoPort today announced positive results from a second Phase 1 clinical trial of XP21279, its Transported Prodrug of levodopa, or L-Dopa. The trial, conducted in healthy subjects, compared the pharmacokinetic (PK) profile of L-Dopa produced by a single oral dose of two different sustained-release tablet formulations of XP21279 given with carbidopa to that of a near-equivalent single dose of Sinemet (oral L-Dopa/carbidopa). Oral L-Dopa therapy is considered to be the standard of care in treating advanced Parkinson’s disease patients. The trial demonstrated that the two formulations of XP21279 produced a more sustained exposure of L-Dopa compared to Sinemet dosed in the same healthy subjects. The formulations also demonstrated improved bioavailability as compared to the original prototype formulation of XP21279. XP21279 was well-tolerated in this trial. The observed single-dose PK properties of the new formulations are anticipated to translate into an improved profile (lowered peak-to-trough ratio) compared to Sinemet when dosed multiple times a day. XenoPort is currently conducting a multiple-dose clinical trial with one of these formulations in healthy subjects and intends to begin a clinical trial in Parkinson’s disease patients later this year.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We believe that XenoPort’s accomplishments over the last several months, including the encouraging data generated in the XP21279 Phase 1 clinical trial, have set the table for 2009 to be another exciting year. We expect to report top-line results from multiple trials from our three clinical-stage programs. We also plan to make important decisions about our role in the potential commercialization of Solzira. Finally, we look forward to working with GSK and the FDA to advance the review of the Solzira NDA.”

XenoPort Fourth Quarter and Year-End 2008 Financial Results

Revenues for the fourth quarter of 2008 were $10.6 million, compared to $25.8 million for the same period in 2007. Revenues for the 12 months ended December 31, 2008 were $42.0 million, compared to $113.8 million for the same period in 2007. The decrease in revenues for the fourth quarter of 2008 compared to the same quarter in the prior year was the result of a decrease in the recognition of revenues related to up-front and milestone payments under XenoPort’s collaboration agreement with GSK, partially offset by an increase in revenue recognized under its collaboration agreement with Xanodyne. The decrease in revenues for 2008 compared to 2007 was primarily the result of a decrease in the recognition of revenues related to up-front and milestone payments under XenoPort’s collaboration agreements with GSK and Astellas, partially offset by an increase in revenue recognized under its collaboration agreement with Xanodyne.

Research and development expenses for the fourth quarter of 2008 were $22.3 million, compared to $19.9 million for the same period in 2007. The increase in expenses for the quarter was primarily due to increased development activities for XP19986 and XP21279, increased preclinical development costs and increased personnel costs resulting from increased headcount, including increased non-cash stock-based compensation, partially offset by decreased development expenses for XP13512. Research and development expenses for the 12 months ended December 31, 2008 were $83.2 million, compared to $74.4 million for the same period in 2007. The increase in expenses for the 12-month period was primarily due to increased development activities for XP19986 and XP21279, as well as increased personnel costs resulting from increased headcount, including increased non-cash stock-based compensation, partially offset by decreased development expenses for XP13512.

General and administrative expenses were $7.7 million for the fourth quarter of 2008, compared to $5.6 million for the same period in 2007. General and administrative expenses were $26.2 million for the 12 months ended December 31, 2008, compared to $18.7 million for the same period in 2007. The increase for both periods was primarily due to increased personnel and related costs resulting from increased headcount, including non-cash stock-based compensation.

Net loss for the fourth quarter of 2008 was $18.7 million, compared to net income of $2.5 million for the same period in 2007. Net loss per diluted share was $0.74 for the fourth quarter of 2008, compared to net income per diluted share of $0.09 for the same period in 2007. Net loss for the 12 months ended December 31, 2008 was $62.5 million, compared to net income of $28.2 million for the same period in 2007. Net loss per diluted share was $2.48 for the 12 months ended December 31, 2008, compared to net income per diluted share of $1.08 for the same period in 2007.

Due to the recognition of revenues from up-front and milestone payments from its collaborations with GSK and Astellas, XenoPort was profitable in the fourth quarter and 12 months ended December 31, 2007 and may have profitable quarters from time to time. However, while recognition of revenues from XenoPort’s collaborations resulted in a profitable year for 2007, it continues to expect to incur losses in 2009.

At December 31, 2008, XenoPort had cash and cash equivalents and short-term investments of $152.8 million, which included $39.7 million net proceeds from its previously announced registered direct financing completed on December 31, 2008.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 83488800.

The replay of the conference call may be accessed that same day after 8:00 p.m. Eastern Time, via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 83488800.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort is developing its lead product candidate in collaboration with Astellas and GSK. GSK has filed with the FDA an NDA for Solzira for the treatment of RLS. XenoPort’s product candidates are also being studied for the potential treatment of GERD, migraine headaches, neuropathic pain, spasticity related to spinal cord injury, acute back spasms and Parkinson’s disease. To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to XenoPort’s and its partners’ future clinical development of XP13512 (Solzira) and the timing thereof; XenoPort’s future clinical development programs for XP19986 and XP21279 and the timing thereof; the release of additional clinical data and the timing thereof; the therapeutic and commercial potential of XenoPort’s product candidates; the suitability of XP13512 as a treatment for neuropathic pain and migraine prophylaxis; the suitability of XP19986 as a treatment for GERD, spasticity and acute back spasms; the suitability of XP21279 as a treatment for Parkinson’s disease; XenoPort’s and its partners’ future clinical trials; the regulatory process and the timing of regulatory actions; and milestone payments and the timing thereof. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipated,” “believe,” “expects,” “intends,” “plans,” “potential,” “promising,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the uncertain results and timing of clinical trials; XenoPort’s or its partners’ ability to successfully conduct clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA’s NDA acceptance and approval process and other regulatory requirements; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of XenoPort’s and its licensees’ compounds. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s prospectus supplement filed with the Securities and Exchange Commission under Rule 424(b)(5) on December 30, 2008. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XNPT2F

XenoPort is a registered trademark

Transported Prodrug is a trademark of XenoPort

Solzira is a trademark of GSK

XENOPORT, INC. BALANCE SHEETS (Unaudited, in thousands)

	December 31,	December 31,
	2008	2007

Current assets:
Cash and cash equivalents	$66,050	$17,961
Short-term investments	86,733	142,180
Accounts receivable	—	1,392
Other current assets	2,920	2,682
Total current assets	155,703	164,215
Property and equipment, net	11,470	6,791
Long-term assets and other	1,924	1,871
Total assets	$169,097	$172,877
Current liabilities:
Current liabilities	$26,868	$25,354
Current borrowings	—	176
Total current liabilities	26,868	25,530
Other noncurrent liabilities	20,255	21,805
Noncurrent borrowings	—	5
Stockholders’ equity (deficit):
Common stock	27	25
Additional paid-in capital and other	360,550	301,575
Accumulated deficit	(238,603)	(176,063)
Total stockholders’ equity	121,974	125,537
Total liabilities and stockholders’ equity	$169,097	$172,877

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007
	(In thousands, except per share amounts)
Revenues:
Collaboration revenue	$10,615	$25,761	$41,996	$113,822
Operating expenses:
Research and development*	22,303	19,883	83,172	74,397
General and administrative*	7,743	5,599	26,228	18,652
Total operating expenses	30,046	25,482	109,400	93,049
Income (loss) from operations	(19,431)	279	(67,404)	20,773
Interest income	706	2,057	4,640	8,198
Interest and other expenses	(17)	(11)	(182)	(156)
Income (loss) before income taxes	(18,742)	2,325	(62,946)	28,815
Income tax provision (benefit)	(16)	(126)	(406)	622
Net income (loss)	$(18,726)	$2,451	$(62,540)	$28,193
Basic net income (loss) per share	$(0.74)	$0.10	$(2.48)	$1.14
Diluted net income (loss) per share	$(0.74)	$0.09	$(2.48)	$1.08
Shares used to compute basic net income (loss) per share	25,314	24,933	25,180	24,773
Shares used to compute diluted net income (loss) per share	25,314	26,398	25,180	25,992

* Includes employee non-cash stock-based compensation as follows:
Research and development	$2,498	$1,332	$8,167	$5,044
General and administrative	1,936	1,080	6,700	3,878
Total	$4,434	$2,412	$14,867	$8,922

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com